Exhibit 99.1

NEWS RELEASE

INVESTOR RELATIONS CONTACT: J. Eric Bjornholt – CFO……………… (480) 792-7804

MICROCHIP TECHNOLOGY ANNOUNCES COMPLETION

OF MICROSEMI ACQUISITION

Chandler, Arizona – May 29, 2016 – Microchip Technology Incorporated (NASDAQ: MCHP), a leading provider of microcontroller, mixed-signal, analog and flash-IP solutions, today announced that Microchip has completed its previously announced acquisition of Microsemi Corporation. The shareholders of Microsemi overwhelmingly approved the merger with 99.5% of the Microsemi shares that voted being in favor of the merger. As a result of the completion of the transaction, trading in Microsemi common stock on the NASDAQ Stock Market will cease today.

“We are very pleased to have completed our acquisition of Microsemi,” said Steve Sanghi, CEO. “I welcome the Microsemi employees into the Microchip family and look forward to working together to realize the benefits of a combined team pursuing a unified strategy. The Microsemi acquisition will significantly enhance our product portfolio, end-market diversification, operational capabilities and customer scale.”

Under the terms of the merger agreement, Microsemi shareholders received $68.78 per share in cash for each share of Microsemi common stock.

The transaction is expected to be immediately accretive to Microchip’s non-GAAP earnings per share. Based on currently available information, Microchip anticipates achieving an estimated $300 million in synergies in the third year after close of transaction. Microchip financed the transaction with cash from the combined company balance sheets, borrowings from Microchip’s existing line of credit, $3 billion from a new term loan and $2 billion from newly issued high-grade secured bonds. Microsemi’s previously outstanding debt was retired in conjunction with the closing of the transaction.

Conference Call Information:

Microchip management will host a conference call on Thursday, May 31, 2018 at 1:30 PM PDT (4:30 PM EDT). This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until Thursday, June 14, 2018.

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200 FAX 480•899•9210

Microchip Technology

Announces the Completion

of the Microsemi Acquisition

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) May 31, 2018 and will remain available until 8:00 p.m. (Eastern Time) on June 14, 2018. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 6166675.

Cautionary Statement:

Certain statements in this release, including those relating to looking forward to working together to realize the benefits of a combined team pursuing a unified strategy, that the acquisition will significantly enhance our product portfolio, end-market diversification, operational capabilities and customer scale, that the transaction is expected to be immediately accretive to Microchip’s non-GAAP earnings per share and that Microchip anticipates achieving an estimated $300 million in synergies in the third year after close of transaction are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: any economic uncertainty due to monetary policy, political or other issues in the U.S. or internationally, any unexpected fluctuations or weakness in the U.S. and global economies; changes in demand or market acceptance of our products (including Microsemi products) and the products of our customers; foreign currency effects on our business; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively manage our production levels; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; our ability to successfully integrate the operations and employees, retain key employees and customers and otherwise realize the expected synergies and benefits of the Microsemi acquisition; the impact of any other significant acquisitions that we may make; our ability to obtain a sufficient supply of wafers from third party wafer foundries and the cost of such wafers, the costs and outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; fluctuations in our stock price and trading volume which could impact the number of shares we acquire under our share repurchase program and the timing of such repurchases; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally. For a detailed discussion of these and other risk factors, please refer to the SEC filings of Microchip including those on Forms 10-K, 10-Q and 8-K.

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Microchip Technology

Announces the Completion

of the Microsemi Acquisition

You can obtain copies of such filings and other relevant documents for free at Microchip’s website (www.microchip.com) or the SEC’s website (www.sec.gov) or from commercial document retrieval services.

Stockholders are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date such statements are made. Microchip undertakes no obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this May 29, 2018 press release, or to reflect the occurrence of unanticipated events.

About Microchip Technology

Microchip Technology Inc. (NASDAQ: MCHP) is a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

Note:	The Microchip name and logo are registered trademarks of Microchip Technology Inc. in the USA and other countries. All other trademarks mentioned herein are the property of their respective companies.

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